Exhibit 99.1

Interleukin Genetics Reports Second Quarter Financial Results

    WALTHAM, Mass.--(BUSINESS WIRE)--Aug. 11, 2003--Interleukin Genetics, Inc. (OTCBB: ILGN) a leader in the development of DNA testing products to help identify risk for and prevent diseases in which inflamation plays a key role today reported financial results for the quarter ended June 30, 2003.

    Second Quarter 2003 Highlights:

    -- Commenced a research project with Alticor Inc. to develop genetic susceptibility and other clinical tests and screening tools to validate the efficacy of nutritional supplements for sale within Alticor's distribution network.
    -- Received an additional $595,000 loan from an affiliate of Alticor Inc. bearing interest at a variable rate equal to Prime rate + 1% to retire notes issued in August 2002 with a fixed 15% interest rate.
    -- Awarded a patent for the discovery that certain common variations in the Interleukin-1 (IL-1) genes are associated with an increased risk for osteoporosis.

    "Our strategic alliance with Alticor represents a significant new chapter in the life of this company," stated Dr. Philip Reilly, Chief Executive Officer of the company. "This alliance has provided us with resources that are necessary for our success, and has given us access to a world-wide distribution network through which to sell our predictive testing products."

    Second Quarter Financial Results:

    Revenues for the quarter were $633,000 compared to $14,000 in the second quarter of 2002. In 2003 the revenue included $625,000 in research revenue and approximately $5,000 from test revenue. Approximately $8,000 of the 2002 revenue was test revenue. The increase in revenue was due to $625,000 in revenue from our research agreement with Alticor. This research agreement is expected to produce a total of $5,000,000 in revenue over the 24-month period ending March 2005. Costs of revenue increased to $382,000 for the quarter from $185 for the same quarter last year. The increased cost of revenue was due to the increased costs associated with providing the research to Alticor.
    Selling, general and administrative expenses increased approximately 6% to $603,000 for the quarter from $569,000 during the same period last year. This increase was primarily the result of an increase in legal expenses related to SEC compliance issues. Research and development expense decreased to $476,000 during the three months ended June 30, 2003 from $850,000 for the same quarter in 2002. This decrease was primarily the result of a re-allocation of resources from internally-funded research projects to the research projects funded by Alticor that are included in costs of revenue.
    For the quarter, the company reported a net loss of $948,000 or $.04 per basic and diluted share as compared to a net loss of $1,402,000 or $.07 per basic and diluted share for the same period last year.
    As of June 30, 2003, the company reported cash and cash equivalents of $6,477,000 as compared with $734,000 at December 31, 2002. On July 1, 2003, the company repaid $595,000 principal and interest to the holders of short-term promissory notes.
    For the six months ended June 30, 2003, the Company reported revenues of $662,000 and net loss of $2,614,000 or $0.11 per share compared to revenues of $23,000 and net loss of $2,854,000 or $0.13 per share for the same period last year.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on inflammation. The company uses functional genomics to develop diagnostic, personalized nutritional and therapeutic products based on the genetic variations in people to help prevent or treat diseases of inflammation. Interleukin's TARxGET (Translating Advanced Research in Genomics into more Effective Therapeutics) programs focus on the areas of cardiovascular disease, rheumatoid arthritis and osteoporosis and include the development of tests to assess a person's risk for heart disease and osteoporosis as well as a test to help doctors and patients choose the best course of therapy for rheumatoid arthritis. These products will enable the managed care industry to improve patient care and better allocate resources. In addition to its research partnerships with numerous academic centers in the U.S. and Europe, Interleukin's corporate collaborators include the leading healthcare organizations, Kaiser Permanente and UnitedHealth Group. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com

    Certain statements contained herein are "forward-looking" statements including statements regarding research revenues, royalties and an equity milestone payments that we may receive, the availability of credit facilities, the sufficiency of current and anticipated resources to conduct planned operations into 2005, our ability to sell our products through Alticor's world-wide distribution network, and our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and to enable the managed care industry to improve patient care and better allocate resources. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and to enable the managed care industry to improve patient care and better allocate resources, our ability to market products, our ability to receive $5.0 million in revenue over the 24-month period ending March 2005, our ability to achieve the milestone that would result in an additional $2.0 million equity milestone payment, our ability to receive advances against the $1.5 million working capital credit line, the actions of Alticor and affiliates, which have voting control of our common stock on most matters, including the efforts and success of Alticor and its affiliates in developing and marketing products for which we would receive a royalty, our ability to conduct planned operations into 2005, our ability to complete clinical research and data analysis, meeting our clinical studies' endpoints, risk of market acceptance of our products, risk of technology and products obsolescence, delays in development of products, reliance on partners, competitive risks and those risks and uncertainties described in our Form 10-Q for the three months ended June 30, 2003, as filed on August 11, 2003, and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.



                      Interleukin Genetics, Inc.
                         Financial Highlights
                              (Unaudited)


Balance sheet data                  June 30, 2003    December 31, 2002

Cash, cash equivalents and
 marketable securities               $ 6,477,270       $  733,848
Total current assets                   6,559,349          836,988
Total assets                         $ 6,997,522       $1,249,779

Total current liabilities              1,306,830        1,116,017
Total liabilities                      3,933,091        2,634,339

Total shareholders' equity             3,064,431       (1,384,560)

Total liabilities and
 shareholders' equity                $ 6,997,522       $1,249,779




                  Three Months  Three Months  Six Months   Six Months
                     Ended         Ended        Ended        Ended
 Statement of       June 30,      June 30,     June 30,     June 30,
  operations data     2003         2002          2003         2002

Sales               $632,909      $13,540     $661,647      $22,552

Gross profit         250,454       13,355      262,310       22,217

Research and
 development         475,875      850,179    1,348,314    1,778,195
Selling, general,
 and administrative
 expense             603,441      569,240    1,296,153    1,111,707
Total operating
 expenses          1,079,316    1,419,419    2,644,467    2,889,902

Loss from
 operations         (828,862)  (1,406,064)  (2,382,157)  (2,867,685)

Total other income
  and  expense      (119,274)       3,738     (231,588)      14,185

Net loss           $(948,136) $(1,402,326) $(2,613,745) $(2,853,500)

Basic and diluted
 loss per share       $(0.04)      $(0.07)      $(0.11)      $(0.13)

Weighted average
 common shares
 outstanding      23,161,926   21,434,403   23,140,230   21,431,380

    CONTACT: Interleukin Genetics:
             Fenel M. Eloi, 781-398-0700